Exhibit 99.1

FOR IMMEDIATE RELEASE

Auto Parts 4 Less Group Inc. Invites Shareholders and Investors to Upcoming Presentation on Buffalo Fireside Chats

Las Vegas, NV – 03/07/2024 – Auto Parts 4 Less Group Inc. (OTC: FLES) (the “Company,” “AutoParts4Less,” “FLES”), a technology-driven e-commerce leader in the automotive parts sector, is excited to announce that its CEO, Christopher Davenport, will be speaking on Buffalo Fireside Chats. The presentation is scheduled for Sunday, March 10, 2024, at 9 AM West Coast time (12 PM Eastern time) and will be broadcasted live on YouTube.

Christopher Davenport, CEO of Auto Parts 4 Less Group Inc., will provide significant news and updates about the company, outlining the latest developments and future plans. This is a unique opportunity for shareholders, investors, and interested parties to gain insights into the company’s direction and engage with its leadership.

“We are committed to transparent communication with our shareholders and the investment community,” said Christopher Davenport. “I look forward to sharing our progress and exciting prospects for Auto Parts 4 Less Group Inc. on the Buffalo Fireside Chats platform.”

The presentation will be available live on YouTube at https://www.youtube.com/watch?v=UoPo78UwIug, and viewers can follow the show on Twitter at @BuffaloFireside for updates and links to the broadcast.

For more information about Auto Parts 4 Less Group Inc., please visit www.AutoParts4LessGroup.com.

About Auto Parts 4 Less Group Inc.

Auto Parts 4 Less Group Inc. (OTC: FLES) is a leading online marketplace for automotive parts, operating AutoParts4Less.com and LiftKits4Less.com. The Company is dedicated to providing a diverse range of high-quality automotive parts and accessories to customers in the jeep, truck, and off-road enthusiast market. With a focus on growth and innovation, Auto Parts 4 Less Group Inc. aims to be a top destination for automotive parts and accessories.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. Industry data provided herein is of no predictive value regarding the future sale of the Company’s products. No information in this press release should be construed as any indication whatsoever of the Company’s future financial results, revenues, or stock price.

Contact:

Christopher Davenport, CEO

Auto Parts 4 Less Group Inc.

Email: investorrelations@ap4less.com